VDC COMMUNICATIONS, INC.
                               75 HOLLY HILL LANE
                          GREENWICH, CONNECTICUT 06830
--------------------------------------------------------------------------------

TEL:   203-869-5100                                           FREDERICK A. MORAN
FAX:   203-552-0908                                           CHAIRMAN & C.E.O.
HTTP://www.vdccorp.com SM
                                  April 7, 2000


                            CONFIDENTIAL & NON-PUBLIC

VIA FACSIMILE NO. (973) 779-7903
--------------------------------

Mr. Thomas J. Vrabel
President
Rare Telephony, Inc. (formerly known as Washoe Technology Corp.)
657 Main Avenue, Suite 301
P.O. Box 9101
Passaic, NJ  07055-9101

Dear Tom:

On behalf of VDC Communications, Inc. ("VDC"), I hereby propose that VDC acquire Rare Telephony, Inc. ("RTI") including Cash Back Rebates LD.com, Inc., Free dot Calling.com, Inc. and its other subsidiaries/affiliates in a tax free share-for-share acquisition, whereby upon execution of the transaction, VDC will compensate RTI's shareholders with a total of 1,632,653 VDC common shares for one hundred percent ownership of RTI, its subsidiaries and affiliates.

Additional terms of the transaction follow:

RTI's shareholders would retain ownership of their VDC shares for at least three full years following the closing (i.e., they would be subject to a contractual lock-up). All RTI executives who VDC chooses to do so would sign employment agreements, which would contain non-compete agreements, and remain with RTI for at least three full years, receiving the same salary and compensation package currently paid to them by RTI, unless VDC should decide in its sole discretion to increase their salaries. To the extent said executives breach their employment agreements or fail to serve as employees for three years, they would forfeit a portion of their shares on a sliding scale basis as follows: 50% during the first one year period following the closing, 33.3% during the second one year period following the closing, 20% during the third one year period following the closing.

The shares will vest and can be sold by their owner in accordance with the following schedule: one third after one full year following the closing, an additional one third after two full years following the closing, an additional one third after three full years following the closing. For executives whose

Mr. Thomas J. Vrabel
April 7, 2000
Page 2

employment has terminated or who have violated their employment agreement prior to the end of the three year period, the above vesting and right to sell schedule will apply to their unforfeited shares considered as if they never owned the forfeited shares. Other RTI employees and significant employees of its subsidiaries and affiliates that VDC chooses not to employ will sign non-compete agreements lasting for at least one year. Peter Salzano ("P.S."), currently a consultant to RTI, would continue to function in that capacity for at least three full years, receiving the same compensation package paid him to date by RTI. P.S. would sign a non-compete agreement that would last for at least three years. In addition, he would provide VDC with an exclusive irrevocable license to utilize his patent pending technology which Free dot Calling.com plans to employ in its business. In return, VDC would pay P.S. $100,000 upon VDC, RTI or any other VDC affiliates or subsidiaries obtaining two hundred fifty thousand (250,000) customers through the employment of the patent pending technology, and if at any time thereafter through the use of this technology the above entities have in excess of five hundred thousand (500,000) then current and active customers, VDC would pay to P.S. 25(cent) for each paid customer bill relating to a particular month if the average paid customer bill exceeds $25.00 for that month, 20(cent) for each paid customer bill relating to a particular month if the average paid customer bill is $20.00 or more for that month but is not more than $25.00, 15(cent) for each paid customer bill relating to a particular month if the average paid customer bill is $15.00 or more for that month, but is not more than $20, 10(cent) for each paid customer bill relating to a particular month if the average paid customer bill is $10.00 or more for that month, but is not more than $15.00, 5(cent) per bill if the average paid customer bill relating to a particular month is $5.00 or more for that month, but is not more than $10.00, and zero if the average customer bill relating to a particular month is less than $5.00 for that month. These payments would be calculated at the end of each calendar month and paid within 15 days thereafter, either in cash or VDC common stock, whichever P.S. chooses at the time, provided however P.S. will be entitled to no more than one stock distribution every 6 months. If the above mentioned pending patent is denied by the U.S. government's patent office, the terms herein will remain unaltered.

RTI, its affiliates and subsidiaries, will reduce their existing debt to a total of no more than $300,000, $200,000 of which shall bear an interest rate of 15% and $100,000 of which shall bear an interest rate of 8%. The term of the debt will be three years. Should VDC or RTI chose to repay the debt prior to the existing payment schedule, they will have the right to do so without incurring any prepayment penalty.

Once VDC has completed the acquisition of RTI, it is anticipated that VDC may need to fund RTI up to $200,000 per month for up to five months as RTI establishes its customer base. In the first two months of this period, RTI could need modestly more than $200,000, while in the latter three months, it should require substantially less than $200,000. In addition, within 60 days following the closing, RTI will hire a web site developer to build a robust web site for Free dot Calling.com to build a web site capable of handling up to 1,000,000 inquiries per month. VDC will provide up to $250,000 to fund this undertaking. If and when this undertaking has seven hundred and fifty thousand ($750,000) or more paying customers, VDC will invest an additional $250,000 to improve the capability of the business' web site and other equipment to handle additional customers so long as the business has generated reasonable profitability.

Mr. Thomas J. Vrabel
April 7, 2000
Page 3

VDC must complete its due diligence of RTI by Wednesday, April 19, 2000. At that point, if VDC decides the investigation has produced satisfactory results, the parties will seek to complete the necessary documentation and close the transaction as soon as possible and RTI may request and VDC shall provide a bridge loan of up to $200,000 with an 8% interest rate. This loan will be fully collateralized and personally guaranteed by the executives of RTI, its affiliates and subsidiaries and repaid within six months should the parties fail to close the transaction. If the transaction is completed, this funding will constitute the first payment of the first five months funding discussed in the prior paragraph.

This offer is conditional upon VDC's completing a due diligence investigation of RTI resulting in satisfactory findings in VDC's sole discretion, the approval of VDC's Board of Directors, and the execution of formal documents satisfactory to VDC's counsel.

To compensate VDC for the substantial expenditures of time, effort, and expense to be undertaken by VDC in connection with its due diligence, RTI, on behalf of itself and its officers, directors and affiliates agrees that it shall not between the date of this letter and the conclusion of VDC's due diligence, enter into or conduct any discussions with any other prospective purchaser relating to the stock or assets that are the subject of this letter.

Finally, RTI, on behalf of its officers, directors, and affiliates, agrees to keep the terms of this letter and all discussions to date strictly confidential.

The terms of this letter supersede all prior letters, discussions, arrangements and understandings relating to the subject matter hereof.

If you are in agreement to these terms, please so signify by affixing your signature where indicated below.

                                                  Very truly yours,
                                                  /s/ Frederick A. Moran
                                                  ----------------------
                                                  Frederick A. Moran
                                                  Chairman & C.E.O.

FAM/lg

Accepted and agreed to as of
the  7  day of April, 2000
    ---

Rare Telephony, Inc. (formerly known as Washoe Technology Corp.)
Cash Back Rebates LD.com Inc.
Free dot Calling.com, Inc.

By:      /s/ Thomas J. Vrabel
   --------------------------
         Thomas J. Vrabel
         President